Exhibit 99.1

NEWS RELEASE

CONTACT:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

CTG ANNOUNCES EXTENSION OF 10B5-1 PLAN TO FACILITATE SHARE REPURCHASES

BUFFALO, N.Y. — December 20, 2007 — CTG (NASDAQ: CTGX), an international information technology (IT) staffing and solutions company, today announced that it extended a stock repurchase plan under Rule 10b5-1 of the Securities and Exchange Commission (the “Company 10b5-1 Plan”) to facilitate the repurchase of its common stock under its outstanding repurchase authorizations. The Company has approximately 420,000 shares available for repurchase at December 20, 2007 under previous authorizations.

“We are extending our 10b5-1 plan implemented earlier in the year because it gives us the ability to repurchase shares during our self-imposed blackout periods prior to the announcement of quarterly results,” said CTG Chairman and Chief Executive Officer James R. Boldt. “We also believe CTG’s shares remain attractively valued and intend to continue actively repurchasing our stock in 2008.”

The plan is being administered by Boenning & Scattergood, Inc. and is effective from January 7, 2008 until the day following the Company’s release of its 2007 fourth quarter financial results. CTG adopted the initial 10b5-1 plan on April 5, 2007 to allow for the repurchase of shares during the time following the close of a quarter and the announcement of quarterly financial results when its self-imposed stock repurchase policy does not allow for the direct purchase of shares by the Company. The Company also intends to utilize the plan for its self-imposed blackout periods during each of the quarters in 2008. Repurchases are subject to SEC regulations as well as certain price, market, volume and timing constraints specified in the plan. The plan does not require that any shares be purchased.

Backed by 40 years’ experience, CTG provides IT staffing, application management outsourcing, consulting, and software development and integration solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated services and proprietary ISO 9001:2000-certified service methodologies. Our IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2006 Form 10-K and Management’s Discussion and Analysis section of the Company’s 2006 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

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Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.